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                                                                January 31, 1996

Beverly Bancorporation, Inc.
1357 West 103rd Street
Chicago, Illinois 60643

Attention: Mr. John D. Van Winkle

Gentlemen:

     We are pleased to advise you that we have approved extending $500,000 of demand loans to you on a revolving basis, which will, subject to the terms of this letter, be available to you over the period ending January 1, 1997. All loans shall be evidenced by your demand promissory note in the form attached to that certain Floating Rate Loan-Procedures Letter bearing even date herewith between us (the "PROCEDURES LETTER") as Exhibit B (the "NOTE"). Without regard to the principal amount of the Note stated on its face, the actual principal amount at any one time outstanding and owing by you on account of the Note shall be the sum of all loans made by us under this authorization less all payments of principal actually received by us. All such disbursements and payments shall be recorded by us on our books and records or, at our option, endorsed on the reverse side of the Note and the unpaid principal balance at any time so recorded of endorsed shall be prima facie evidence in any court or other proceedings brought to enforce the Note of the principal amount remaining unpaid thereon. We will not transfer or assign the Note without first stamping thereon a statement of the actual principal amount evidenced thereby.

     All loans under this authorization shall bear interest prior to demand at the rate per annum which is equal to 30 basis points less than the rate of interest announced by us from time to time as our prime commercial rate (the "PRIME RATE ") (with any change in the interest rate thereon by reason of a change in said prime commercial rate to be effective on the date of the relevant change in said prime commercial rate).

     Each loan shall be due on demand, but if no demand, then six months after such borrowing. In the event you shall fail to pay any loan when due (whether by demand or otherwise), such unpaid amount shall bear interest, which you hereby promise to pay at our offices in Chicago, Illinois at the rate per annum determined by adding 3% to the Prime Rate as from time to time in effect. Interest on all loans shall be computed on the basis of a year of 360 days and actual days elapsed. Interest prior to demand shall be payable quarterly on the last day of each March, June, September and December, commencing March 31, 1996. Interest after demand shall be payable on demand.

     In addition, we are to receive a facility fee so long as this line is available to you equal to .25 of 1% per annum of the undrawn amount of the line, such fee to be payable quarter annually in arrears, beginning March 31, 1996.

     You may, without premium or penalty, prepay the Note at any time.

     The proceeds of the loans will be made available to you at our offices in Chicago, Illinois by crediting the same to your general deposit account with us. Requests for loans may be made in accordance with the Procedures Letter and we are authorized to rely on telephone borrowing and repayment requests received from persons authorized to request borrowings thereunder, including requests to transfer funds to other banks. We shall incur no liability to you for relying on telephonic

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instructions received by us from any person purporting to be an authorized person provided that we have acted in good faith in connection therewith. You shall confirm all telephonic borrowing requests in writing, but you shall be obligated to repay all sums so borrowed notwithstanding our failure to receive such written request therefor or confirmation thereof.

     You represent and warrant that no part of the proceeds of the loans will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     The continued availability of the credit authorization provided for herein is, of course, conditioned upon the continued satisfactory condition (financial and otherwise) of yourself, the Subsidiary, the guarantors and the collateral and upon our timely receipt of such information respecting such condition as we shall from time to time request, including quarterly regulatory financial statements.

     Such continued availability is also subject to the terms of our letter to you dated December 20, 1995.

     Your obligations to us shall continue at all times to be secured with a first priority perfected lien on and security interest in all of the issued and outstanding shares of stock owned by you of First Wilmington Corporation, First National Bank of Wilmington, Beverly Bank-Matteson, and Beverly Bank-Chicago, now owned or hereafter acquired.

     The loans hereunder will be on a demand basis and nothing contained herein or in any of the loan or security documents shall be deemed to impair the demand character of the loans.

     This arrangement shall be construed in accordance with and governed by the laws of Illinois and shall become effective upon receipt at our offices in Chicago, Illinois of an accepted copy of this agreement, together with such documentation as we deem necessary or appropriate to provide for the collateral security and guarantees contemplated hereby and with the accomplishment of the steps necessary to perfect the liens to be granted to us.

     This agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which to constitute one and the same instrument. This agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

     Dated as of January 31, 1996.

                                        Very truly yours,

                                        HARRIS TRUST AND SAVINGS BANK

                                        By:  /s/
                                             -----------------------------------
                                        Its:      Vice President
                                             -----------------------------------


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Accepted and agreed to as of the date first above written

BEVERLY BANCORPORATION, INC.


By:  /s/
     --------------------------
Its: Executive Vice President
     --------------------------



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